Pilgrim’s Pride Reports EBITDA of $338.6 Million and 15.5% EBITDA Margin, or 28% Growth Year over Year

GREELEY, Colo., July 30, 2014 - Pilgrim’s Pride Corporation (NASDAQ: PPC) reported second quarter 2014 earnings with Net Sales of $2.19 billion, Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") of $338.6 million, and Net Income of $190.4 million, resulting in Earnings Per Share of $0.73 for the quarter. These results compare to $2.18 billion of Net Sales, $264.6 million of EBITDA and Net Income of $190.7 million, or Earnings Per Share of $0.74 for the second quarter of 2013.

"Our efforts this quarter have been directed squarely towards the goals we defined in our strategy," stated Bill Lovette, Chief Executive Officer of Pilgrim's. "We outlined four distinct growth opportunities, and each undertaking we've pursued has been consistent with those opportunities. We have directed our capital spending towards leveraging our existing assets and growing our value added exports, sought out accretive acquisitions, and have expanded our presence in the Mexican chicken market. Between the improvements in our operations, the Veracruz project and our recently announced acquisition in Mexico, we believe we are delivering on our commitment to improve shareholder value."

"The margin strength we've demonstrated has been generated by capturing improvements in cost and sales mix, all rooted in operational excellence. This year we have found significant savings through our zero based budgeting process, and even now are identifying even more areas where we can drive efficiencies. Our team members are driven to be the best in class and produce results that will result in long term, profitable growth."

Conference Call Information
A conference call to discuss Pilgrim’s quarterly results will be held tomorrow, July 31, at 7:00 a.m. MDT (9 a.m. EDT). Participants are encouraged to pre-register for the conference call using the link below. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.
To pre-register, go to: http://services.choruscall.com/links/ppc140731.html

You may also reach the pre-registration link by logging in through the investor section of our website at www.pilgrims.com and clicking on the link under “Upcoming Events.”

For those who would like to join the call but have not pre-registered, access is available by dialing +1 (877) 270-2148 within the US or +1 (412) 902-6510 internationally and requesting the “Pilgrim’s Pride Conference.”  Please note that to submit a question to management during the call, you must be logged in via telephone.

Replays of the conference call will be available on Pilgrim’s website approximately two hours after the call concludes and can be accessed through the “Investor” section of www.pilgrims.com. The webcast will be available for replay through October 30, 2014.

About Pilgrim’s Pride

Pilgrim’s Pride Corporation employs approximately 35,500 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico. The Company’s primary distribution is through retailers and foodservice distributors.

Forward-Looking Statements

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are considered forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the Company’s business plan to achieve desired cost savings and profitability; future pricing for feed ingredients and the Company’s products; outbreaks of avian influenza or other diseases, either in Pilgrim’s Pride’s flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim’s Pride’s products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources; restrictions imposed by, and as a result of, Pilgrim’s Pride’s leverage; changes in laws or regulations affecting Pilgrim’s Pride’s operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim’s Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim’s Pride’s largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channel, including anti-dumping proceedings and countervailing duty proceedings; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim’s Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Rosemary Raysor
Pilgrim's Pride Corp Investor Relations
rosemary.raysor@pilgrims.com
(970) 506 8192
www.pilgrims.com

PILGRIM’S PRIDE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 29, 2014	December 29, 2013
	(Unaudited)
	(In thousands)
Cash and cash equivalents	$527,412	$508,206
Investment in available-for-sale securities	—	96,902
Trade accounts and other receivables, less allowance for doubtful accounts	404,866	376,678
Account receivable from JBS USA, LLC	4,376	2,388
Inventories	837,333	808,832
Income taxes receivable	—	64,868
Current deferred tax assets	2,227	2,227
Prepaid expenses and other current assets	82,066	61,848
Assets held for sale	5,415	7,033
Total current assets	1,863,695	1,928,982
Deferred tax assets	87,544	18,921
Other long-lived assets	31,664	40,163
Identified intangible assets, net	29,654	32,525
Property, plant and equipment, net	1,173,868	1,151,811
Total assets	$3,186,425	$3,172,402

Accounts payable	$387,466	$370,360
Account payable to JBS USA, LLC	4,632	3,934
Accrued expenses and other current liabilities	290,859	283,355
Income taxes payable	120,846	—
Current deferred tax liabilities	15,622	15,515
Current maturities of long-term debt	257	410,234
Total current liabilities	819,682	1,083,398
Long-term debt, less current maturities	502,039	501,999
Deferred tax liabilities	—	13,944
Other long-term liabilities	90,205	80,459
Total liabilities	1,411,926	1,679,800
Common stock	2,590	2,590
Additional paid-in capital	1,655,496	1,653,119
Retained earnings (accumulated deficit)	168,321	(120,156)
Accumulated other comprehensive loss	(55,179)	(45,735)
Total Pilgrim’s Pride Corporation stockholders’ equity	1,771,228	1,489,818
Noncontrolling interest	3,271	2,784
Total stockholders’ equity	1,774,499	1,492,602
Total liabilities and stockholders’ equity	$3,186,425	$3,172,402

PILGRIM’S PRIDE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
	(In thousands, except per share data)
Net sales	$2,186,816	$2,184,119	$4,204,881	$4,221,048
Cost of sales	1,837,341	1,901,611	3,640,300	3,820,106
Gross profit	349,475	282,508	564,581	400,942
Selling, general and administrative expense	48,607	44,099	93,808	88,091
Administrative restructuring charges	438	480	2,151	964
Operating income	300,430	237,929	468,622	311,887
Interest expense, net of capitalized interest	14,562	22,965	34,035	47,786
Interest income	(992)	(707)	(1,803)	(923)
Foreign currency transaction loss (gain)	(1,819)	9,713	(1,482)	2,089
Miscellaneous, net	(993)	(717)	(1,999)	(722)
Income before income taxes	289,672	206,675	439,871	263,657
Income tax expense	99,227	15,884	151,239	18,638
Net income	190,445	190,791	288,632	245,019
Less: Net income (loss) attributable to noncontrolling interests	85	86	155	(268)
Net income attributable to Pilgrim’s Pride Corporation	$190,360	$190,705	$288,477	$245,287

Weighted average shares of common stock outstanding:
Basic	258,977	258,826	258,950	258,825
Effect of dilutive common stock equivalents	597	332	560	230
Diluted	259,574	259,158	259,510	259,055

Net income attributable to Pilgrim's Pride Corporation per share of common stock outstanding:
Basic	$0.73	$0.74	$1.11	$0.95
Diluted	$0.73	$0.74	$1.11	$0.95

PILGRIM’S PRIDE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twenty-Six Weeks Ended
	June 29, 2014	June 30, 2013
	(In thousands)
Cash flows from operating activities:
Net income	$288,632	$245,019
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	76,521	75,939
Foreign currency transaction loss (gain)	(1,077)	1,338
Accretion of bond discount	228	228
Gain on property disposals	(1,139)	(824)
Gain on investment securities	(48)	—
Share-based compensation	2,377	1,603
Deferred income tax benefit	(79,619)	—
Changes in operating assets and liabilities:
Trade accounts and other receivables	(29,702)	(7,654)
Inventories	(28,257)	(579)
Prepaid expenses and other current assets	(20,054)	(15,114)
Accounts payable, accrued expenses and other current liabilities	24,918	7,097
Income taxes	182,948	4,687
Deposits	—	480
Long-term pension and other postretirement obligations	94	(2,149)
Other operating assets and liabilities	369	856
Cash provided by operating activities	416,191	310,927
Cash flows from investing activities:
Acquisitions of property, plant and equipment	(90,814)	(48,969)
Purchases of investment securities	(37,000)	—
Proceeds from sale or maturity of investment securities	133,950	—
Proceeds from property disposals	4,357	2,883
Cash provided by (used in) investing activities	10,493	(46,086)
Cash flows from financing activities:
Proceeds from revolving line of credit	—	505,600
Payments on revolving line of credit, long-term borrowings and capital lease obligations	(410,165)	(758,251)
Sale of subsidiary common stock	332	—
Cash used in financing activities	(409,833)	(252,651)
Effect of exchange rate changes on cash and cash equivalents	2,355	(2,139)
Increase (decrease) in cash and cash equivalents	19,206	10,051
Cash and cash equivalents, beginning of period	508,206	68,180
Cash and cash equivalents, end of period	$527,412	$78,231

“EBITDA” is defined as the sum of net income (loss) plus interest, taxes, depreciation and amortization. “Adjusted EBITDA” is defined as the sum of EBITDA plus restructuring charges, reorganization items and loss on early extinguishment of debt less net income attributable to noncontrolling interests. EBITDA is presented because it is used by management and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of results prepared in conformity with accounting principles generally accepted in the US (“GAAP”), to compare the performance of companies. We believe investors would be interested in our Adjusted EBITDA because this is how our management analyzes EBITDA. The Company also believes that Adjusted EBITDA, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective regarding the impact of certain significant items on EBITDA and facilitates a more direct comparison of its performance with its competitors. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP. They should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.

(UNAUDITED)	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
	(In thousands)
Net income from continuing operations	$190,445	190,791	$288,632	245,019
Add:
Interest expense, net	13,570	22,258	32,232	46,863
Income tax expense (benefit)	99,227	15,884	151,239	18,638
Depreciation and amortization	38,261	38,149	76,521	75,939
Asset impairments	—	—	—	—
Minus:
Amortization of capitalized financing costs	2,906	2,518	6,492	5,034
EBITDA	338,597	264,564	542,132	381,425
Add:
Restructuring charges	438	480	2,151	964
Minus:
Net income (loss) attributable to noncontrolling interest	85	86	155	(268)
Adjusted EBITDA	$338,950	$264,958	$544,128	$382,657

The summary unaudited consolidated income statement data for the twelve months ended June 29, 2014 (the LTM Period) have been calculated by subtracting the applicable unaudited consolidated income statement data for the twenty-six weeks ended June 30, 2013 from the sum of (1) the applicable audited consolidated income statement data for the year ended December 29, 2013 and (2) the applicable unaudited consolidated income statement data for the twenty-six weeks ended June 29, 2014.

(UNAUDITED)	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirteen Weeks Ended	LTM Ended
	September 29, 2013	December 29, 2013	March 30, 2014	June 29, 2014	June 29, 2014
	(In thousands)
Net income from continuing operations	$161,024	$143,670	$98,187	$190,445	$593,326
Add:
Interest expense, net	19,842	18,176	18,662	13,570	70,250
Income tax expense (benefit)	5,578	11	52,012	99,227	156,828
Depreciation and amortization	37,914	36,670	38,260	38,261	151,105
Asset impairments	361	—	—	—	361
Minus:
Amortization of capitalized financing costs	2,204	2,069	3,586	2,906	10,765
EBITDA	222,515	196,458	203,535	338,597	961,105
Add:
Restructuring charges	3,658	1,039	1,713	438	6,848
Minus:
Net income (loss) attributable to noncontrolling interest	107	319	70	85	581
Adjusted EBITDA	$226,066	$197,178	$205,178	$338,950	$967,372

Net debt is defined as total long term debt less current maturities, plus current maturities of long term debt, minus cash, cash equivalents and investments in available-for-sale securities.  Net debt is presented because it is used by management, and we believe it is frequently used by securities analysts, investors and other parties, in addition to and not in lieu of debt as presented under GAAP, to compare the indebtedness of companies.  A reconciliation of net debt is as follows:

PILGRIM'S PRIDE CORPORATION
Reconciliation of Net Debt
(UNAUDITED)
	December 30,	December 29,	Twenty-Six Weeks Ended
	2012	2013	June 30, 2013	June 29, 2014
	(in thousands)
Long term debt, less current maturities	$1,148,870	$501,999	$911,939	$502,039
Add: Current maturities of long term debt	15,886	410,234	393	257
Minus: Cash and cash equivalents	68,180	508,206	78,231	527,412
Minus: Available-for-sale Securities	—	96,902	—	—
Net debt	$1,096,576	$307,125	$834,101	$(25,116)

PILGRIM'S PRIDE CORPORATION
Supplementary Selected Segment and Geographic Data

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
	(In thousands)
	(UNAUDITED)
Sources of net sales by country of origin:
US:	$1,937,749	$1,921,872	$3,732,426	$3,730,358
Mexico:	249,067	262,247	472,455	490,690
Total net sales:	$2,186,816	$2,184,119	$4,204,881	$4,221,048

Sources of cost of sales by country of origin:
US:	$1,643,247	$1,707,256	$3,265,224	$3,437,092
Mexico:	194,094	194,355	375,076	383,014
Total cost of sales:	$1,837,341	$1,901,611	$3,640,300	$3,820,106

Sources of gross profit by country of origin:
US:	$294,502	$214,616	$467,202	$293,266
Mexico:	54,973	67,892	97,379	107,676
Total gross profit:	$349,475	$282,508	$564,581	$400,942